As filed with the Securities and Exchange Commission on April 1, 2005

Registration No. 333-_________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE
SECURITIES ACT OF 1933

Regis Corporation

(Exact Name of Registrant as Specified in Its Charter)

Minnesota
(State or Other Jurisdiction of Incorporation or Organization)

41-0749934
(I.R.S. Employer Identification No.)

7201 Metro Boulevard, Minneapolis, Minnesota (Address of Principal Executive Offices)	55439 (Zip Code)

Regis Corporation
2004 Long Term Incentive Plan
(Full Title of the Plan)

Eric A. Bakken, Vice President, General Counsel
Regis Corporation
7201 Metro Boulevard, Minneapolis, Minnesota 55439
(Name and Address of Agent for Service)

(952) 947-7000
Telephone Number, Including Area Code, of Agent For Service

Copies to:

Mark S. Weitz, Esq.
Leonard, Street and Deinard Professional Association
150 South Fifth Street
Suite 2300
Minneapolis, Minnesota 55402
(612) 335-1500

CALCULATION OF REGISTRATION FEE

Title of Each		Proposed Maximum	Proposed Maximum
Class of Securities	Amount to be	Offering Price Per	Aggregate Offering	Amount of
to be Registered	Registered	Share (1)	Price (1)	Registration Fee

Common Stock (par value $0.05)	2,500,000	$40.76	$101,900,000	$11,994

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 under the Securities Act of 1933, as amended.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

     Information required by Part I to be contained in a Section 10(a) prospectus is omitted from the Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended, and the Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

     The following documents filed by Regis Corporation with the Securities and Exchange Commission are incorporated by reference into this Registration Statement:

     (a) Our annual report on Form 10-K for the year ended June 30, 2004, filed on September 10, 2004;

     (b) Our quarterly reports on Form 10-Q for the quarters ended September 30, 2004 and December 31, 2004, filed on October 29, 2004 and February 9, 2005, respectively;

     (c) Our Definitive Schedule 14A (Proxy Statement), filed on September 23, 2004;

     (d) Our current reports on Form 8-K filed on July 8, 2004, August 24, 2004, September 23, 2004, October 7, 2004, October 27, 2004, November 15, 2004, December 2, 2004, January 5, 2005, January 7, 2005, January 25, 2005, January 26, 2005; and

     (e) The description of our common stock which is contained in a registration statement filed under the Securities Exchange Act of 1934, including any amendment or report filed for the purpose of updating such description.

     All reports and other documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part of this registration statement from the date of the filing of such reports and documents.

Item 4. Description of Securities.

     Not Applicable.

Item 5. Interests of Named Experts and Counsel.

     Not Applicable.

Item 6. Indemnification of Directors and Officers.

     Minnesota Statutes, Section 302A.521 provides that a corporation shall indemnify any person who was or is made or is threatened to be made a party to any proceeding by reason of the former or present official capacity of such person against judgments, penalties and fines, including, without limitation, excise taxes assessed against each person with respect to any employee benefit plan, settlements, and reasonable expenses, including attorneys’ fees and disbursements, incurred by such person in connection with the proceeding, if, with respect to the acts or omissions of such person complained of in the proceeding, such person has not been indemnified by another organization or employee benefit plan for the same penalties, fines, taxes and expenses with respect to the same acts or omissions; acted in good faith; received no improper personal benefit and Section 302A.255 (regarding conflict of interest), if applicable, has been satisfied; in the case of a criminal proceeding, had no reasonable cause to believe the conduct was unlawful; and in the case of acts or omissions by persons who were or are serving other organizations at the request of the corporation or whose duties involve or involved service for other organizations, reasonably believed that the conduct was not opposed to the best interests of the corporation. We also maintain a directors and officers insurance policy, which insures our company, our officers and directors against damages and costs incurred by reason of certain acts committed by such persons in their capacities as officers and directors.

Item 7. Exemption from Registration Claimed.

     With respect to restricted securities to be reoffered or resold pursuant to this Registration Statement, the registrant relied on Section 4(2) of the Securities Act of 1933, as amended, as restricted securities have been issued only to a small number of the registrant’s executive officers and directors.

Item 8. Exhibits.

Exhibit	Description
4.1	Three-for-two stock split (incorporated by reference to Exhibit A of the company’s Report on Form 8-K dated May 2, 1996)

4.2	Shareholder Rights Agreement dated December 23, 1996 (incorporated by reference to Exhibit 4 of the company’s Report on Form 8-A12G dated February 4, 1997)

4.3	Three-for-two stock split (incorporated by reference to Item 2 of the Company’s Report on Form 10-Q for the quarter ended March 31, 1999)

4.4	Form of stock certificate (incorporated by reference to Exhibit 4.1 to Registration Statement No. 33-70142 on Form S-1 filed November 19, 1993)

5.1	Opinion of Leonard, Street and Deinard Professional Association

15.1	Letter re: Unaudited Interim Financial Information

23.1	Consent of Leonard, Street and Deinard Professional Association (included in Exhibit 5.1)

23.2	Consent of PricewaterhouseCoopers LLP

24.1	Power of Attorney (included in signature page of this Registration Statement)

Item 9. Undertakings.

     The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference herein.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference herein shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis, State of Minnesota on this 1st day of April, 2005.

REGIS CORPORATION (Registrant)
/s/ Paul D. Finkelstein
PAUL D. FINKELSTEIN
President, Chief Executive Officer and Chairman of the Board (Principal Executive Officer)

     KNOW ALL MEN BY THESE PRESENT, that each person whose signature appears below constitutes and appoints Eric A. Bakken his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Registration Statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date
/s/ Paul D. Finkelstein	President, Chief Executive Officer
PAUL D. FINKELSTEIN	and Chairman of the Board
	(Principal Executive Officer)	April 1, 2005

Executive Vice President, Chief
/s/ Randy L. Pearce	Financial and Administrative
RANDY L. PEARCE	Officer (Principal Financial Officer
	and Principal Accounting Officer)	April 1, 2005

Vice Chairman of the Board of

MYRON KUNIN	Directors

DAVID B. KUNIN	Director

/s/ Rolf Bjelland
ROLF BJELLAND	Director	April 1, 2005

/s/ Van Zandt Hawn
VAN ZANDT HAWN	Director	April 1, 2005

/s/ Susan S. Hoyt
SUSAN S. HOYT	Director	April 1, 2005

/s/ Thomas L. Gregory
THOMAS L. GREGORY	Director	April 1, 2005

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